Exhibit 99.2


                               Intermec Announces
                   Fourth Quarter and Full Year 2006 Results


    --  Q4 and FY 2006 Revenues of $218.8M and $873.0M, from
        Continuing Operations

    --  Q4 and FY 2006 Diluted EPS of $0.08 and $0.55, from Continuing
        Operations

    -- Company completes its previously announced $100 million stock repurchase program



    EVERETT, Wash.--(BUSINESS WIRE)--Feb. 20, 2007--In BW5595 issued Feb. 20, 2007: Throughout the release, basic and diluted earnings per share from continuing operations and discontinued operations for the fourth quarter 2006 should be $0.08 (sted $0.09), and ($0.03) (sted ($0.04)) per share, respectively.

    Note: Earnings from continuing operations of $5.2 million and loss from discontinued operations of ($2.3) million remain as previously reported. Also, net earnings of $2.9 million and related basic and diluted earnings per share of $0.05 remain as previously reported for the fourth quarter.

    The corrected release reads:

    INTERMEC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

    --  Q4 and FY 2006 Revenues of $218.8M and $873.0M, from
        Continuing Operations

    --  Q4 and FY 2006 Diluted EPS of $0.08 and $0.55, from Continuing
        Operations

    -- Company completes its previously announced $100 million stock repurchase program

    Intermec, Inc. (NYSE:IN) today announced financial results for its fourth quarter and fiscal year which ended December 31, 2006.

    Intermec reported 2006 fourth quarter revenues of $218.8 million and earnings from continuing operations of $5.2 million, or $0.08 per diluted share, compared to 2005 fourth quarter revenues of $241.7 million and earnings from continuing operations of $12.1 million, or $0.19 per diluted share.

    The results for the fourth quarter include a pre-tax restructuring charge which reduced operating profit by ($7.4) million, or ($0.07) per diluted share. This includes a restructuring charge relating to the comprehensive plan announced in mid-November 2006 to reduce costs, streamline global operations and improve profitability, and a restructuring charge relating to the closure of the Company's design centers in Goteborg and Lund, Sweden, announced in the first quarter 2006. The Company's 2006 fourth quarter includes ($1.0) million of incremental stock compensation expense recorded under the provisions of FAS 123(R), which reduced EPS by ($0.01) per diluted share.

    The company realized a net tax benefit for the current quarter compared to an effective tax rate of 25 percent in the prior-year quarter.

    Fiscal year 2006 revenues were $873.0 million and earnings from continuing operations were $35.0 million, or $0.55 per diluted share, compared to 2005 revenues of $875.5 million and earnings from continuing operations of $40.6 million, or $0.64 per diluted share.

    Revenues and earnings from continuing operations before income taxes for fiscal year 2006 included a settlement for an intellectual property (IP) dispute regarding its smart battery patents in the amounts of $23.0 million and $16.5 million, respectively. The results for 2006 included a pre-tax gain of $2.3 million, or $0.02 per diluted share, from the gain on investment in Savi Technology completed in June of 2006. The Company adopted amendments to its US pension and certain employee plans, effecting a "freeze" to benefit accruals for most participants as of June 30, 2006. These changes resulted in a net curtailment gain which increased operating profit from continuing operations by $2.1 million or $0.02 per diluted share in the third quarter of 2006.

    The Company's 2006 results also included a restructuring charge of ($11.4) million or ($0.11) per diluted share, relating to the comprehensive plan announced in mid-November 2006 and the closure of the Company's design centers in Goteborg and Lund, Sweden, announced in the first quarter 2006. The 2006 results included ($4.8) million of incremental stock compensation expense recorded under the provisions of FAS 123(R), which impacted EPS by ($0.05) per diluted share. Including discontinued operations, net earnings for fiscal year 2006 were $32.0 million or $0.50 per diluted share compared to net earnings of $61.8 million or $0.98 per diluted share in the prior fiscal year.

    Geographically during the fourth quarter, North American revenues decreased 21 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) were flat over the prior year period; and the rest of the world, consisting of Asia Pacific and Latin America, increased 28 percent.

    During the fourth quarter, Systems and Solutions revenue decreased 13 percent and Printer and Media revenues decreased 6 percent over the comparable prior-year period. Service revenue decreased 3 percent over the comparable prior-year period.

    Geographically for fiscal year 2006, North American revenues decreased 4 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) decreased 7 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 13 percent.

    For the full fiscal year 2006, Systems and Solutions revenue decreased 4 percent and Printer and Media revenues decreased 4 percent over the comparable prior-year period. Service revenue increased 2 percent over the comparable prior-year period.

    During the fourth quarter, the Company repurchased stock with an aggregate value of approximately $50 million at an average share price of $23.95. This completed the stock repurchase program authorized by the board of directors in 2006, for up to $100 million in which the Company repurchased a total of approximately 3.8 million shares. The Company's cash equivalents and short-term investments position at the end of the fourth quarter was $184.5 million. The decrease in cash equivalents and short term investments of $53.2 million during the fourth quarter was primarily due to the stock repurchases and capital expenditure outlays.

    "During the fourth quarter, Europe rebounded from the third quarter decline as anticipated following the product redesign required by European Regulations on Hazardous Substances", said Larry Brady, Chairman & CEO. "North America remains sluggish awaiting the full introduction of a slate of new products and the corresponding build in enterprise roll-outs. The rest of the world continues to post strong sales growth."

    Other Fourth Quarter Business Highlights

    During the quarter, Intermec introduced a number of new products:

    -- The SR61 a rugged handheld wireless scanner offers a choice of all Intermec scanning options: standard range area imager, MEMS laser scanning or linear scanning. This wireless scanner allows companies to standardize on a single form factor and choose the scanning technology that best suits their application needs, from low-light environments to highly dense or difficult to read barcodes.

    -- Intermec introduced a compact, reusable, ruggedized rigid RFID tag capable of withstanding temperature extremes and hazardous exposures common in manufacturing and material handling operations. Innovative antenna design provides superior performance on a range of materials, including metal, wood and plastic.

    -- Intermec and Cascade introduce a Mobile RFID Forklift Adaptable Load Backrest for Rugged, Industrial Warehouse Use. This ground-breaking system allows forklift drivers to remain in their vehicles and use RFID and other data collection technologies to gather complete real-time inventory data efficiently and safely.

    First Quarter Outlook

    -- Intermec also reported today its GAAP basis revenue outlook for the first quarter 2007. Revenues for the period are expected to be within a range of $177 million to $197 million.

    -- For the first quarter of 2007, EPS from continuing operations are expected to be $0.01 per diluted share, plus or minus $0.04. The first quarter of 2006 reported EPS from continuing operations of $0.23. By comparison, the first quarter of 2006 included an Intellectual Property Settlement which positively impacted operating profit from continuing operations by $16.5 million, or $0.16 per share. In addition, the tax provision for the first quarter of 2006 was favorably impacted by $0.05 per share primarily due to the conclusion of a foreign tax audit.

    Conference Call Information

    Intermec will hold a conference call on February 20, 2007 at 9 a.m. ET (6 a.m. PT). The call will be hosted by Intermec, Inc.
Chairman and CEO, Larry D. Brady, President and COO, Steven J. Winter, SVP and CFO, Lanny H. Michael and Director of Investor Relations,
Kevin P. McCarty.

    The dial-in numbers for participants is 1-(888) 791-2132 (US); 1-(210) 234-0026 (International); Passcode: ("Intermec"). The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations.

    About Intermec, Inc.

    Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statement)

    Statements made in this release and related statements that express Intermec's or our management's intentions, hopes, beliefs, expectations or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, the statements regarding our cost reduction and restructuring plans, our financial outlook for the first quarter of 2007 or any future period, and the applicability of accounting policies used in our financial reporting. They also include statements about our ability to improve profit of our business segments, compete effectively with our current products and newly launched products, effectively complete the closure of certain facilities and redeploy related functions, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.




                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
      (Unaudited, amounts in thousands except per share amounts)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                      2006         2005         2006         2005
Revenues:
 Product              $176,676     $198,369     $715,417     $720,959
 Service                42,078       43,345      157,552      154,523
                   ------------ ------------ ------------ ------------
   Total Revenues      218,754      241,714      872,969      875,482

Costs and expenses:
 Cost of product
  revenues             114,380      118,952      436,653      420,707
 Cost of service
  revenues              22,927       24,846       88,238       91,899
 Selling, general
  and
  administrative        73,128       81,634      299,990      304,325
 Restructuring
  Charge                 7,355            -       11,355            -
                   ------------ ------------ ------------ ------------
   Total costs and
    expenses           217,790      225,432      836,236      816,931
                   ------------ ------------ ------------ ------------
Operating profit
 from continuing
 operations                964       16,282       36,733       58,551
Gain on sale of
 investments                 -            -        2,305            -
Interest income
 (expense), net          1,923         (115)       6,538       (4,026)
                   ------------ ------------ ------------ ------------
Earnings from
 continuing
 operations before
 income taxes            2,887       16,167       45,576       54,525
Provision (benefit)
 for income taxes       (2,303)       4,057       10,575       13,880
                   ------------ ------------ ------------ ------------
Earnings before
 discontinued
 operations              5,190       12,110       35,001       40,645

Earnings (loss)
 from discontinued
 operations, net of
 tax                    (2,331)      32,430       (2,998)      21,147

Net earnings          $  2,859     $ 44,540     $ 32,003     $ 61,792
                   ============ ============ ============ ============

Basic earnings
 (loss) per share
 Continuing
  operations          $   0.08     $   0.19     $   0.56     $   0.66
 Discontinued
  operations             (0.03)        0.52        (0.05)        0.34
                   ------------ ------------ ------------ ------------
   Net earnings per
    share             $   0.05     $   0.71     $   0.51     $   1.00
                   ============ ============ ============ ============

Diluted earnings
 (loss) per share
 Continuing
  operations          $   0.08     $   0.19     $   0.55     $   0.64
 Discontinued
  operations             (0.03)        0.50        (0.05)        0.34
                   ------------ ------------ ------------ ------------
   Net earnings per
    share             $   0.05     $   0.69     $   0.50     $   0.98
                   ============ ============ ============ ============

Shares used in
 computing basic
 earnings (loss)
 per share              61,110       62,629       62,535       61,785

Shares used in
 computing diluted
 earnings (loss)
 per share              62,121       64,204       63,830       63,350





                            INTERMEC, INC.
                      CONSOLIDATED BALANCE SHEET
                  (Unaudited, amounts in thousands)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------
                   ASSETS

Current assets:
Cash and cash equivalents                      $ 155,027    $ 256,782
Short-term investments                            29,510            -

Accounts receivable, net of allowance for
 doubtful accounts and sales returns of
 $7,796 and $8,157                               158,369      180,985
Inventories                                      119,027       82,088
Net current deferred tax assets                   42,357      100,656
Assets held for sale                               8,477        8,517
Other current assets                              19,204       29,468
                                             ------------ ------------
Total Current Assets                             531,971      658,496

Property, plant and equipment, net of
 accumulated depreciation of $100,751 and
 $99,032                                          43,453       30,820
Intangibles, net                                   3,978        6,871
Net deferred tax assets                          198,133      137,578
Other assets                                      29,700       68,955
                                             ------------ ------------
Total assets                                   $ 807,235    $ 902,720
                                             ============ ============

  LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Accounts payable and accrued expenses            112,205      148,731
Payroll and related expenses                      32,008       31,011
Deferred revenue                                  45,021       38,369
                                             ------------ ------------
Total current liabilities                        189,234      218,111

Long-term deferred revenue                        17,318       20,095
Long-term debt                                   100,000      100,000
Other long-term liabilities                       83,079       88,711

Shareholders' investment:
Common stock                                         598          627
Additional paid-in capital                       657,468      736,224
Accumulated deficit                             (212,901)    (244,903)
Accumulated other comprehensive loss             (27,561)     (16,145)
                                             ------------ ------------
Total shareholders' investment                   417,604      475,803
                                             ------------ ------------
Total liabilities and shareholders'
 investment                                    $ 807,235    $ 902,720
                                             ============ ============





                            INTERMEC, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                  (Unaudited, amounts in thousands)


                                               Year Ended December 31,
                                               -----------------------
                                                  2006        2005
                                               ------------ ----------

Cash and Cash Equivalents at Beginning of
 Year                                            $ 256,782  $ 217,899
                                               ------------ ----------

Cash Flows from Operating Activities of
 Continuing Operations:
  Net earnings from continuing operations           35,001     40,645
  Adjustments to reconcile net earnings to
   net cash provided by (used in) operating
   activities:
    Depreciation and amortization                   10,939      9,865
    Deferred taxes                                    (830)    11,615
    Changes in working capital and other
     operating activities                          (16,691)    (4,342)
                                               ------------ ----------
   Net Cash Provided by Operating Activities
    of Continuing Operations                        28,419     57,783

Cash Flows from Investing Activities of
 Continuing Operations:
  Capital expenditures                             (22,365)   (10,136)
  Purchases of investments                         (29,665)         -
  Other investing activities                           508     11,716
                                               ------------ ----------
   Net Cash (Used In) Provided By Investing
    Activities of Continuing Operations            (51,522)     1,580

Cash Flows from Financing Activities of
 Continuing Operations:
  Repayment of long-term obligations                     -   (108,500)
  Cash restricted for repayment of debt                  -     50,000
  Stock options exercised                            8,073     18,014
  Stock repurchase                                 (99,948)         -
  Other financing activities                         7,513      2,148
                                               ------------ ----------
   Net Cash Used In Financing Activities of
    Continuing Operations                          (84,362)   (38,338)

Net Cash (Used In) Provided by Continuing
 Operations                                       (107,465)    21,025
Net Cash Used In Operating Activities of
 Discontinued Operations                                 -    (52,558)
Net Cash Provided by Investing Activities of
 Discontinued Operations                             5,710     70,416

                                               ------------ ----------
Resulting (Decrease) Increase in Cash and
 Cash Equivalents                                 (101,755)    38,883
                                               ------------ ----------

Cash and Cash Equivalents at End of Year         $ 155,027  $ 256,782
                                               ============ ==========




    CONTACT: Intermec, Inc.
             Kevin P. McCarty, Director of Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com